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                                                               EXHIBIT 10(A)(12)
MARCH 24, 1993

MS. PATRICIA A. RADO
47 MILDRED AVENUE
WATERBURY, CONNECTICUT 06708

Dear Pat:

     In conjunction with your employment as Vice President and Comptroller of Public Service Electric and Gas Company (PSE&G), effective April 12, 1993, the agreed terms of employment are as follows:

     1. Your salary shall commence at the annual rate of $130,000 on your date of employment.

     2. You shall be entitled to those benefits from time to time available to officers and employees of PSE&G generally, except as otherwise provided in this letter. Elected officers are eligible for a minimum of four weeks of vacation per year. In addition, financial counseling will be available to you.

     3. PSE&G will compensate you for reasonably incurred moving, relocation and temporary living expenses (including reimbursement of any sales commission on your existing principal residence and including, if you desire, the purchase of your principal residence) in accordance with PSE&G's Relocation Program. Reasonable temporary living expenses will be compensated for a period up to 90 days.

     4. You may be discharged with or without cause at any time. "Cause" shall mean (i) the willful or negligent dereliction of, and continued failure by you to perform your duties with PSE&G and Enterprise (other than any such failure resulting from your incapacity due to physical or mental illness), after a written demand for performance is delivered to you by the Board of Directors or the Chief Executive Officer of PSE&G or Enterprise which identifies the manner in which the Board or CEO believes that you have not so performed your duties, or (ii) any conduct constituting a felony or moral turpitude.

     5. Your participation in PSE&G's Management Incentive Compensation Plan
(MICP) will begin effective as of your Date of Employment (DOE). The presently established target incentive award for the position of Vice President and Comptroller is 16% of current salary. This may be adjusted from time to time in accordance with established plan procedures. In addition, to provide an appropriate transition adjustment, because any MICP awards are paid out one third annually over a three-year period, PSE&G will pay to you a lump sum cash payment in January, 1994 of $15,000. Copies of the MICP and the calculation determining the 1991 corporate factor are attached for your information.

     6. In light of your allied work experience, you shall be granted credited service, in addition to that earned as a result of your employment by PSE&G, for the purpose of determining the amount (but not the vesting) of any pension benefits from PSE&G in accordance with the following schedule:

                                                                              ADDITIONAL YEARS OF
                     DATE OF TERMINATION OF EMPLOYMENT                         CREDITED SERVICE
- ---------------------------------------------------------------------------   -------------------
On or after DOE plus 5 years and prior to DOE plus 6 years.................             5
On or after DOE plus 6 years and prior to DOE plus 7 years.................             6
On or after DOE plus 7 years and prior to DOE plus 8 years.................             7
On or after DOE plus 8 years and prior to DOE plus 9 years.................             8
On or after DOE plus 9 years and prior to DOE plus 10 years................             9
On or after DOE plus 10 years..............................................            10

     The additional credited service shown in the table above is not cumulative, but is applied from the table depending upon when you retire. For example, assuming you are currently age 50, the additional credited service set forth above, together with the Board's current policy of granting 5 years of additional credited service to officers who retire between age 60 and age
65 1/2, and your actual credited service, will afford you a total of 25 years of credited service at age 60, and 30 years of credited service at age 65. Under PSE&G's pension programs as presently in effect, you would be eligible to retire at age 55 with a reduced pension or at age 60 with an unreduced pension, dependent upon your actual date of birth and the Date of Employment. PSE&G's basic pension plan also requires five years of service for vesting purposes.

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     7. Your employment is contingent upon a satisfactory reference investigation and successful completion of PSE&G's customary medical examination. As part of PSE&G's requirement for a work force that is free from the influence of foreign chemical substances, the medical examination will include definitive analysis of a freshly voided urine specimen for the presence of commonly abused drugs, including marijuana.

     If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter and return it to me.

                                            Sincerely,

                                            ROBERT C. MURRAY

Agreed to this          day
of March, 1993

PATRICIA A. RADO
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Patricia A. Rado

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